 EX‑35.22

OFFICER’S CERTIFICATE

I, Karen Montbach, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Pooling and Servicing Agreement, dated as of April 1, 2016 (the “Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, C-III Asset Management LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, Citibank, N.A., as certificate administrator (the “Certificate Administrator”), and Wilmington Trust, National Association, as trustee, the following:

1.             A review of the Company’s activities as Certificate Administrator during the reporting period ending December 31, 2016 and its performance under the Agreement has been made under my supervision.

2.             To the best of my knowledge, based on such review, as of and for the reporting period ending December 31, 2016, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.

Date:        February 27, 2017

Citibank, N.A.

By: /s/ Karen Montbach

Name: Karen Montbach

Title: Managing Director

CGCMT 2016-P3